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                        SHAREHOLDERS' VOTING AGREEMENT
                        ------------------------------


     This SHAREHOLDERS' VOTING AGREEMENT ("Agreement") is between and among the undersigned shareholders of CONVERGENT COMMUNICATIONS, INC. ("Company") who hold together with family members, collectively, a total of 7,500,000 shares of the outstanding common stock of the Company, is effective as of November 8, 1996.

     WHEREAS, Messrs. John R. Evans ("Evans"), Keith V. Burge ("Burge") and Philip G. Allen ("Allen") have each acquired direct or beneficial ownership of shares of the Company common stock; and

     WHEREAS, such persons and the Company were parties to the Shareholders' Agreement dated April 18, 1996 ("Original Agreement"); and

     WHEREAS, Messrs. Evans, Burge, Allen and the Company desire to terminate the Original Agreement in consideration of the undersigned agreeing to be subject to this Shareholders' Voting Agreement; and

     WHEREAS, the undersigned parties each have determined that it is in his, her or its best interest and in the best interests of the Company to enter into this Agreement whereby the undersigned persons who are or who become shareholders of the Company shall agree to vote his, her or its common stock now owned beneficially or directly or hereafter acquired as set forth in this Agreement; and, therefore,

     FOR CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged by each of the undersigned, each of the undersigned agree as follows:

     1.  Voting Company Common Stock in Elections of Directors.  Each of the
         -----------------------------------------------------
         undersigned agrees to vote all voting stock of the Company owned directly or beneficially, or hereafter acquired, in any vote of shareholders of the Company to elect directors or in any voting by shareholders for the purpose of determining whether to retain or remove directors, by voting all of the interest in any shares of voting stock of the Company owned by any of the undersigned for each nominee to serve as a director designated by a majority of Messrs. Evans, Burge and Allen, and further to vote such voting shares of stock of the Company against any matter relating to removal of one or more directors or increasing the size of the Board of Directors of the Company, which proposal is opposed by a majority of Messrs. Evans, Burge and Allen.

     2.  Procedure to Vote.  In any vote of shareholders of the Company to which
         -----------------
         this Shareholders' Voting Agreement applies, Messrs. Evans, Burge and Allen shall meet at least one day prior to the scheduled vote of shareholders and shall determine among themselves, by a majority vote as to how all persons subject to this Shareholders' Voting Agreement shall vote their shares in such shareholders' vote and shall thereafter promptly notify the persons who are parties to this Agreement as to how such shares are to be voted in order to comply with this Agreement. Thereafter, in any vote of shareholders held to consider a matter which is subject to this Agreement and for which written instructions


                                   EXHIBIT B                       PAGE 10 OF 12
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         have been received as set forth above, each person who is a party to this Agreement shall vote his, her or its shares of voting stock of the Company in accordance with such directions.

     3.  Enforcement.  A majority of Messrs. Evans, Burge and Allen shall have
         -----------
         the authority on behalf of themselves and any other persons who are parties to this Agreement, to bring such action, in law or in equity, as shall reasonably be required in order to enforce, in an appropriate manner, the obligations set forth in this Agreement and any person who is a party to this Agreement hereby consents to any such action and agrees and acknowledges that a threatened violation of this Agreement would cause irreparable injury to the Company and the other parties to this Agreement and that there would be an inadequate remedy at law to enforce the obligations of this Agreement and that equitable relief, including temporary injunctive relief, would be an appropriate remedy hereunder and each of such persons further agrees that any vote made contrary to the obligations of this Agreement shall be deemed null and void and to have no force or effect.

     4.  Subsequent Shareholders Subject to this Agreement.  Each of the
         -------------------------------------------------
         undersigned persons agrees not to transfer any shares of Company voting stock to any person who does not become a party to this Agreement at the time of transfer. Each person who is or becomes a transferee of any share from Messrs. Evans, Burge and Allen, including each of the persons set forth below, or any person who acquires any voting stock of the Company from any of Messrs. Evans, Burge or Allen or any of the transferees of the Company common stock from such persons, whether such shares are acquired before or after the effective date of this Agreement, agrees that in consideration for the transfer of such shares to such persons, as evidenced by the signature of such transferee on a copy of this Agreement, shall be subject to and bound by the obligations set forth herein.

     5.  Irrevocable Agreement.  Each of the undersigned agrees and acknowledges
         ---------------------
         that this Agreement shall be irrevocable without the prior written consent of all of Messrs. Evans, Burge and Allen.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement effective as of November 8, 1996 and any subsequent date as to which any person who becomes a party to this Agreement acquires voting stock of the Company.

                                   EXHIBIT B                       PAGE 11 OF 12

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Name and Signature
of Shareholder                                                  Number of Shares
--------------                                                  ----------------


------------------------------------------------                    1,800,000
John R. Evans

------------------------------------------------                      500,000
Cathy A. E. Evans                                                     -------


             Total shares                                           2,300,000
                                                                    =========

------------------------------------------------                    1,850,000
Keith V. Burge

------------------------------------------------                      500,000
Cindy A. Burge                                                        -------


             Total shares                                           2,350,000
                                                                    =========

------------------------------------------------                    1,850,000
Philip G. Allen

------------------------------------------------                      500,000
Nancy L. Allen                                                        -------


             Total shares                                           2,350,000
                                                                    =========




                                   EXHIBIT B                     PAGE 12 OF 12